EXHIBIT 4.1
VIASYSTEMS GROUP, INC. 2010 EQUITY INCENTIVE PLAN
___________

Viasystems Group, Inc.
2010 Equity Incentive Plan

Article 1. Establishment & Purpose

1.1 Establishment.  Viasystems Group, Inc., a Delaware corporation (the “Company”), hereby establishes the 2010 Equity Incentive Plan (the “Plan”) as set forth herein.

1.2 Purpose of the Plan.  The purpose of this Plan is to attract, retain and motivate officers, employees, non-employee directors, and other individuals providing services to the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2. Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1 “Affiliate” means any Subsidiary and any other entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any other entity designated by the Board in which the Company, a Subsidiary or any other Affiliate has a substantial direct or indirect equity interest.

2.2 “Annual Award Limit” shall have the meaning set forth in Section 5.1(b) hereof.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation award that is granted under the Plan.

2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and conditions of the actual grant of such Award and not providing for any approval or execution by the Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Business Combination” means a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

2.7 “Change in Control” means the occurrence after the Effective Date of one of the following events:

(a)           any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)           the Incumbent Directors cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that, any person who becomes a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office; but provided further that, any such person whose initial assumption of office on the Board is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not become an Incumbent Director;

(c)           the consummation of any Business Combination, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company;

(d)           the stockholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company;

(e)           the stockholders of the Company approve the sale or other disposition of all or substantially all of the assets of the Company and such transaction is consummated; or

(f)           the stockholders of the Company approve a going private transaction which will result in the Shares no longer being publicly traded and such transaction is consummated.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.  To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10 “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.11 “Director” means a member of the Board who is not an Employee.

2.12 “Effective Date” means the date set forth in Section 15.14 hereof.

2.13 “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have a lower exercise price and different terms), Awards of a different type, and/or cash, and/or (b) the exercise price of an outstanding Award is reduced.  The Committee will determine the terms and conditions of any Exchange Program in its sole discretion; provided, however, that the Committee may only institute an Exchange Program with the approval of the Company’s stockholders.

2.16 “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)
the officially quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on a nationally recognized stock exchange or any established over-the-counter trading system on which dealings take place ; or

(b)
in the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.17 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.18 “Incumbent Directors” means the persons who on the Effective Date constitute the Board and any other persons who subsequently become “Incumbent Directors” pursuant to Section 2.8(b) hereof.

2.19 “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.20 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21 “Other Stock-Based Award” means shall have the meaning set forth under Article 9 hereof.

2.22 “Option” means any stock option granted from time to time under Article 6 hereof.

2.23 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 hereof.

2.24 “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.25 “Participant” means any eligible person as set forth in Section 4.1 hereof to whom an Award is granted.

2.26 “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.27 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28 “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

2.29 “Plan Year” means the applicable fiscal year of the Company.

2.30 “Restricted Stock” means any Award granted under Article 8 hereof.

2.31 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.32 “Share” means a share of the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 13 hereof.

2.33 “Stock Appreciation Right” means any right granted under Article 7 hereof.

2.34 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.35 “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3. Administration

3.1 Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Participants to whom Awards will be granted, to determine the type and amount of Awards to be granted to each such Participant and the terms and conditions of Awards and Award Agreements, and to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion, but subject to the limitations in Article 12 and Sections 6.6 and 10.5 hereof, clarify, construe or resolve any ambiguity or omission in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, accelerate the vesting of any Award, or waive any terms or conditions applicable to any Award.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines.  The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper.  Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan.  All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Delegation.  The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4. Eligibility and Participation

4.1 Eligibility.  Participants will consist of such Employees, Directors and other individuals providing services to the Company or any Subsidiary or Affiliate as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards.  Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2 Type of Awards.  Awards under the Plan may be granted in any one or a combination of:  (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards.  The Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof.  Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5. Shares Subject to the Plan and Maximum Awards

5.1 Number of Shares Available for Awards.

(a)
General. Subject to adjustment as provided in Section 5.1(c) and Article 13 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 3,000,000 Shares.  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 500,000 Shares, subject to Article 13 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions.  The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.  Any unvested Shares forfeited by a Participant due to termination of Service, any unearned Performance Shares, or any unexercised Options, shall again be available for Awards; provided, however, that such Shares shall continue to be counted as granted for purposes of determining whether an Annual Award Limit has been attained.  Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan.

(b)
Annual Award Limits.  The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 1,000,000 Shares, subject to adjustments made in accordance with Article 13 hereof, and the maximum value of cash payable with respect to Awards denominated in cash or property that may be granted to any Participant in any Plan Year shall be $5,000,000.00, subject to adjustments made in accordance with Article 13 hereof (the “Annual Award Limit”).

(c)
Additional Shares.  In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards.  If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit.

Article 6. Stock Options

6.1 Grant of Options.  The Committee is hereby authorized to grant Options to Participants.  Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan.  Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options.  An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option.  Neither the Committee nor the Company or any of its Subsidiaries or Affiliates shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option.  Such Award Agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2 Terms of Option Grant. The Option Price per Share shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Share on the date of grant.  In the case of any Incentive Stock Option the Option Price per Share shall be (a) if granted to a person other than a Ten Percent Shareholder, not less than 100% of the Fair Market Value of a Share on the date of grant or (b) if granted to a Ten Percent Shareholder, not be less than 110% of the Fair Market Value of a Share on the date of grant.

6.3 Option Term.  The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five years).

6.4 Time of Exercise.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Method of Exercise.  Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (a), (b), (c), (d), or (e) in the following sentence (including the applicable tax withholding pursuant to Section 15.3 hereof).  The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash or its equivalent (e.g., by cashier’s check), (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above), (d) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price, or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.6 Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant.  The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed $100,000, or the Option shall be treated as a Nonqualified Stock Option.  For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted.  Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants.  Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant.  Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2 Terms of Stock Appreciation Right.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than 100% of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee.  The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.  No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

Article 8. Restricted Stock

8.1 Grant of Restricted Stock.  The Committee is hereby authorized to grant Restricted Stock to Participants.  An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events.  Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law.  Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2 Terms of Restricted Stock Awards.  Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant's service whether due to death, disability or other cause) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine.  Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period).  At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant's legal representative).

8.3 Voting and Dividend Rights. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).

8.4 Performance Goals.  The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant's achievement of one or more performance goal(s) specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable, unless otherwise provided in the Participant’s Award Agreement.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and dividend equivalent rights.  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
Article 10. Performance-Based Compensation

10.1 Grant of Performance-Based Compensation Awards.  To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.  The vesting, crediting and/or payment of Performance-Based Compensation may be based on the achievement of any objective performance goals allowable under Section 162(m) of the Code and related regulations.

10.2 Performance Measures.  The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures:  (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.  Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences:  (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.
10.3 Establishment of Performance Goals for Covered Employees.  No later than 90 days after the commencement of a Performance Period (but in no event after 25% of such Performance Period has elapsed), the Committee shall establish in writing:  (a) the performance goals applicable to the Performance Period; (b) the targets to be used to measure the performance goals in terms of an objective formula or standard; (c) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply.  The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4 Adjustment of Performance-Based Compensation.  Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5 Certification of Performance.  Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6 Terms of Performance-Based Compensation Awards.  Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11. Termination of Service

11.1 Termination Employment.  If a Participant’s service is terminated then unless the Award Agreement provides otherwise, all unvested Awards will terminate as of the date the Participant is no longer receiving compensation from the Company (the “Termination Date”) and all vested Awards will terminate on the earliest of (a) the expiration of their term and (b) the 90th day following such Termination Date.

Article 12. Compliance with Section 409A of the Code

12.1 General.  The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

12.2 Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

12.3 Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Article 13. Adjustments

13.1 Adjustments in Authorized Shares.  In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.

13.2 Change in Control.  Upon the occurrence of a Change in Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):  (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (e) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being cancelled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled.

Article 14. Duration, Amendment, Modification, Suspension, and Termination

14.1 Duration of the Plan.  Unless sooner terminated as provided in Section 14.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.

14.2 Amendment, Modification, Suspension, and Termination of Plan.  The Committee may amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion.

Article 15. General Provisions

15.1 No Right to Service.  The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2 Settlement of Awards; Fractional Shares.  Each Award Agreement shall establish the form in which the Award shall be settled.  The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

15.3 Tax Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to required withholding, Participants may elect (subject to the Company's automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4 No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan.  The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

15.5 Section 16 Participants.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

15.6 Non-Transferability of Awards.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.  No transfer shall be permitted for value or consideration.  An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.  Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.7 Conditions and Restrictions on Shares.  The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.8 Rights as a Stockholder.  Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.9 Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.10 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.11 No Constraint on Corporate Action.  Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

15.12 Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.13 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.14 Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”).

15.15 Stockholder Approval.  The Plan will be submitted for approval by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date.  Any Awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, the Plan and any Award shall be terminated and cancelled without consideration.

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This Plan was duly adopted and approved by the Board of the Company by resolution at a meeting held on the 15th day of April, 2010.